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                                                                   EXHIBIT 3.4


                             ARTICLES OF AMENDMENT
                                     TO THE
                           ARTICLES OF INCORPORATION
                                       OF
                              MEGALITH CORPORATION

    Pursuant to the provisions of Section 7-110-106 of the Colorado Business Corporation Art, the undersigned, MEGALITH CORPORATION, a Colorado corporation, adopts the following Articles of Amendment to its Articles of Incorporation.

                                    ARTICLE I

    The name of the corporation is MEGALITH CORPORATION,

                                    ARTICLE II

    The amendments set forth herein to the articles of incorporation of Megalith Corporation were approved and adopted by a vote of the shareholders of Megalith Corporation at a duly-convened shareholders' meeting held on December 18, 1996. The number of votes cast for each amendment by each voting group entitled to vote separately on the amendment was sufficient for approval by that voting group.

                                    ARTICLE III

    The text of Article Four: Capital Stock is deleted in its entirety, and the following text is substituted therefor:

    Section 1. Authorized Shares. The aggregate number of all classes of stock which the corporation will have authority to issue is sixty million (55,000,000) shares, divided into (a) one class of fifty million (50,000,000) shares of Common Stock, with a par value of $0.005 per share, and (b) Twenty-six classes of five million (5,000,000) shares of Preferred Stock. with a par value of $10.00 per share, issued in series.

    Section 2. General Rights. Each share of Common Stock will have rights identical to every other share of Common Stock, and each share of each series of Preferred Stock will have rights Identical to each other share of that series of Preferred Stock. Nothing herein will limit the right of the corporation to purchase any of its outstanding shares of Common or Preferred Stock in accordance with law, by public or private transaction. All the voting power of the corporation will be vested in the Common Stock, and no share of Preferred Stock will have any voting right on any matter, except for and to the extent of any preferred dividends declared by the corporation's Board of Directors, none of the shares of corporation's Preferred Stock will participate in the corporation's equity growth.

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    Section 3. Preferred Shares.

    (a) Three million (3,000,000) of the five million (5,000,000) authorized shares of Preferred Stock will be divided into three series and designated; Series A, Series B, and Series C Preferred Stock The corporation is authorized to issue one million (1,000,000) shares of Series A Preferred Stock, one million (1,000,000) shares of Series B Preferred Stock, and one million (1,000,000) shares of Series C Preferred Stock. The Board of Directors is authorized, from time to time, to divide the two million (2,000,000) remaining shares of Preferred Stock into series, to designate each series, to fix and determine separately for each series the relative rights, limitations, and preference of such series, and to issue shares of any series of Preferred Stock then or previously designated, fixed, or determined.

    (b) No dividend on any share of Series A, Series B, or Series C Preferred Stock will accumulate. Upon the conversion of any share of Preferred Stock, the corporation may issue Common Stock that has not been registered pursuant to any state or federal securities law, If unregistered Common Stock is issued upon the conversion of any share of Preferred Stock, the recipient will take such Common Stock subject to all restrictions imposed by applicable law.

    (c) Each share of Series A Preferred Stock is convertible, at the option of the holder of such share, into the number of shares of Common Stock that is determined by the closing bid price of the Common Stock. The term "Closing Bid Price" means, if the Corporation Stock is actively traded, the published closing bid price of the Common Stock on the trading day immediately preceding the date of conversion. No share of Series A Preferred Stock may be converted into Common Stock until such share of Series A Preferred Stock has been issued and outstanding for at least one year.

    (d) During each of the eighteen calendar months following the first full calendar month after the date of issuance of the Series B Preferred Shares, the holders thereof may collectively convert up to 2,778 of such shares into a number of shares of Common Stock equal to (i) the result of dividing 12.5 by the Common Stock Market Value and (ii) multiplying the result thereof by the number of shares of Series B Preferred Stock so converted. The term "Common Stock Market Value" means, if the Common Stock is actively traded, the average published closing price of the Common Stock for the five trading days immediately prior to the date of conversion.

    (e) During each of the eighteen calendar months following the first full calendar month after the date of issuance of the Series B Preferred Shares, the holders thereof may collectively cause the corporation to purchase up to 2,778 of such shares at a price of $10.00 per share. If the holders of the Series B Preferred Stock do not notify the corporation to the contrary, at least ten days prior to the first day of each of the eighteen calendar months, the holders will be deemed to have exercised their right to cause the corporation to purchase 2,778 of such the following calendar month. Payment for the shares purchased by the corporation during any of the eighteen calendar months will be payable in cash.

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    (f) During each of the eighteen calendar months following the first full calendar month after the date of issuance of the Series B Preferred Shares, the corporation may, by resolution of the Board of Directors and upon providing at least ten day written notice to the holders thereof, redeem up to 2,778 shares of the Series B Preferred Stock at a price of $10.00 per share. If the shares of Series B Preferred Stock is held by more than one shareholder, the shares to be redeemed will be selected ratably or by lot or by any other equitable method determined by the Board of Directors. Payment for any shares so redeemed during any of the eighteen calendar months will be payable in cash on the first day of the succeeding calendar month. The corporation's right to redeem shares is subordinate to the rights of the holders of the Series B Preferred Stock to convert such shares into Common Stock (as set forth in paragraph 4(d) hereof) or to cause the corporation to purchase such shares (as set forth In paragraph 4(e) hereof). The corporation may redeem shares of the Series B Preferred Stock without redeeming shares: of any other class or series of stock. Shares that are redeemed will be deemed canceled and will be restored to the status of authorized and unissued shares.

    (g) No dividends will be payable on any share of Series B Preferred Stock.

    (h) Each share of Series C Preferred Stock is convertible, at the option of the holder of such share, into the number of shares of Common Stock of the Corporation that is determined by dividing 100 by the Common Stock Market Value. No share of Series C Preferred Stock may be converted into common Stock until such share of Series C Preferred Stock has been issued and outstanding for at least twelve months. No dividends will be payable on any share of Series C Preferred Stock.

    (i) If any dividends are declared by the Board of Directors, the holders of the Series A Preferred Stock will be entitled to share an amount equal to twenty-five percent (25%) of the Corporation's Year Net Income, up to a maximum preferred dividend to the Series A Preferred Stock of $500,000 during any one-year period, before any other series of Preferred Stock or any Common Stock will share in any declared dividend. The Corporation's Prior Year Net Income will be the sum of the net income of the corporation reported in its periodic filings with the Securities and Exchange Commission for the four quarters immediately preceding the date of the declaration of dividends. If for any reason the corporation has not made periodic filings with the Securities and Exchange Commission for such periods, the Corporation's Prior Year Net Income equal the corporation's net income for the four quarters immediately preceding the date of the declaration of dividends, as determined in accordance with generally accepted accounting principles, consistently applied.

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    (J) In the event of dissolution, liquidation, or winding up of the corporation (whether voluntary or involuntary), after payment or provision for payment of debts but before any distribution to the holders of Common Stock, the holders of each series of Preferred Stock then outstanding will be entitled to receive an amount equal to (a) $40.00 per share for each share of Series A Preferred Stock, (b) $10.00 per share for each share of Series B Preferred Stock, (c) $50.00 per share for each share of Series C Preferred Stock, and(d) the amount fixed and determined by the Board of Directors for the shares of any other series of Preferred Stock, plus all declared or accumulated and unpaid dividends, if applicable, and no more. All remaining assets will be distributed pro rata among the holders of Common Stock. If the assets distributable to the holders of the Preferred Stock are insufficient to permit full payment to them, the entire assets will be distributed among the holders of the Preferred Stock in proportion to their respective liquidation preferences. Neither the consolidation, merger, or reorganization of this corporation with any other corporation or corporations, nor the sale of all or substantially all the assets of the corporation, nor the purchase or redemption by the corporation of any of its outstanding shares will be deemed to be a dissolution, liquidation, or winding up within the meaning of this paragraph.


                                   ARTICLE IV

    Each of the 1 1,307 shares of the corporation's Preferred Stock outstanding on the date of these Articles of Amendment will be re-designated, without any further act on or consent by the holders thereof, as Class A Preferred Stock by canceling the existing certificates evidencing outstanding shares and issuing new certificates for 11,307 shares of Class A Preferred Stock.


                                   ARTICLE V

    Section 2 of Article Five: Shareholders is deleted in its entirety, and the following section is substituted therefor:

    2. No holder of any security issued by the corporation has or will have any preemptive right whatsoever with respect to any security issued by the corporation.

    The undersigned Chairman of the Board of Directors of Megalith Corporation subscribes his name hereto effective as of the 18th day of December, 1996.

                              MEGALITH CORPORATION

Syed Zaidi
Chairman, Board of Directors

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